Exhibit 99.1

SWS Group, Inc. CEO Resigns

James H. Ross Named to Interim CEO Position

DALLAS, August 19, 2010 — Donald W. Hultgren resigned Wednesday as president, CEO and a member of the Board of Directors of SWS Group, Inc. (NYSE: SWS). James H. Ross, president and CEO of the company’s principal brokerage subsidiary, Southwest Securities, Inc., was named to the Board of Directors and will serve as interim CEO until the SWS board names an executive to fill the CEO position on a permanent basis.

“Don Hultgren has resigned to pursue other interests,” SWS Group Chairman Don A. Buchholz said. “We thank him for his service to the company during the past 10 years and wish him well in his future endeavors.”

“I am honored to serve as interim CEO during this transition time,” Mr. Ross said. “Our commitment to meet the brokerage and banking needs of our customers and serve the best interests of our shareholders continues to be our top priority.” Mr. Ross retained his role as the top officer of Southwest Securities, Inc. in addition to the position as interim CEO of the parent company.

Mr. Hultgren, 53, had served as the company’s CEO since August 2002. He came to SWS as executive vice president two years earlier from Raymond James & Associates where he had served in various executive posts, including senior managing director of equity research.

Mr. Ross, 60, a veteran of more than three decades in the securities industry, joined Southwest Securities, Inc. in 2004 from UBS PaineWebber. He was appointed an executive vice president of SWS Group in his first year with the company and given responsibility for all retail brokerage areas. In September 2007, he was appointed to the additional role of president and CEO of Southwest Securities, Inc.

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James H. Ross Named Interim CEO of SWS Group / 2

SWS Group plans to announce its fiscal 2010 and fourth quarter financial results on Monday, August 30, after the market’s close. The company will hold its regular quarterly call with market professionals the next morning, Tuesday, August 31, at 9 a.m. CDT, and file its Annual Report on Form 10-K the same day.

SWS Group, Inc. is a Dallas-based financial services company offering a broad range of services through its subsidiaries – Southwest Securities, Inc., Southwest Securities, FSB and SWS Financial Services, Inc. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS.

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CONTACT: Jim Bowman, Vice President—Corporate Communications, (214) 859-9335 jbowman@swst.com